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                                                                  EXHIBIT 10.25

                   TERMINATION AND CHANGE OF CONTROL AGREEMENT

1. This Termination and Change of Control Agreement ("Agreement") is entered into as of April 17, 2001 between Nelson A. Bangs ("Mr. Bangs" or the "Executive") and The Neiman Marcus Group, Inc. ("NMG").

2. The Executive is employed "at-will" as Senior Vice President, General Counsel and Secretary of NMG, and the Executive or NMG may terminate Mr. Bangs' employment at any time, with or without notice, for any reason. Notwithstanding this at-will employment relationship, NMG wishes to provide some protection to the Executive if the Executive's employment ends under certain circumstances.

3. a. While the Executive is employed at-will, if NMG terminates the Executive's employment other than "for cause" or other than due to "total disability" or death, NMG agrees to provide the Executive with a termination package consisting of (a) an amount equivalent to 1.5 times his then-current annual base salary, less required withholding, which amount would be paid over an 18-month period in regular, bi-weekly installments following such termination; and (b) continuation of the medical and dental insurance coverage in which he participates at the time of such termination (or as such coverage may be changed from time-to-time for employees generally) for 18 months or until he starts full-time employment, whichever is sooner. The Executive will be responsible for paying his portion of monthly premiums for the medical and dental insurance coverage at the same rate paid by active employees, and the Executive authorizes NMG to deduct such amounts from the payments it makes to him. For the purposes of determining whether or not NMG has terminated the Executive's employment, any material, adverse change in the terms and conditions of his employment, which change causes the Executive to resign his/her employment, will be deemed a termination.

         b. If the Executive's services are terminated by a successor to NMG other than "for cause" or other than due to "total disability" or death within two years of a change of control of NMG, as a change of control is defined in Appendix A, or if the Executive resigns his employment within two years of such a change of control because he is not permitted to continue in a position comparable in duties and responsibilities to that which he held before such a change of control, the Executive shall receive the termination package set forth in paragraph 3.a.

4. For the purposes of determining the Executive's eligibility for the termination package set forth in this Agreement:

         a. "For cause" means, in NMG's reasonable judgment, a breach of duty by the Executive in the course of his employment involving fraud, acts of

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         dishonesty (other than inadvertent acts or omissions), or moral turpitude, repeated insubordination, failure to devote his full working time and best efforts to the performance of his duties, or conviction of a felony or other serious criminal offense. Provided that, with respect to insubordination or devotion of his working time, the Executive has been provided prior written notice of the problem and afforded a reasonable opportunity to correct same.

         b. "Total Disability" means that, in NMG's reasonable judgment, the Executive is unable to perform his duties for (a) 80% or more of the normal working days during six consecutive calendar months or (b) 50% or more of the normal working days during twelve consecutive calendar months.

         c. "Change of Control" has the meaning set forth in Appendix A.

5. Payment by NMG of the termination package set forth in paragraph 3 constitutes full satisfaction of NMG's obligations to the Executive, if any, (including the right to any severance payments) which arise from or relate in any way to the termination of the Executive's employment. However, nothing in this Agreement is intended to limit any earned, vested benefits (other than any entitlement to severance pay) that the Executive may have under the applicable provisions of any benefit plan in which the Executive is participating at the time of his termination of employment or resignation.

6. The unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

7. This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, with respect to the termination of the Executive's at--will employment and the subject matter of the Agreement. This Agreement may not be changed orally. It may be changed only by written agreement signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

8. The validity, performance and enforceability of this Agreement will be determined and governed by the laws of the Massachusetts without regard to its conflict of laws principles.



                                             The Neiman Marcus Group, Inc.

/s/ NELSON A. BANGS                          /s/ BURTON M. TANSKY
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Nelson A. Bangs


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                                   APPENDIX A


A Change of Control will occur for purposes of this Agreement:

         (i) upon the consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company, the acquiring entity or such surviving entity outstanding immediately after such merger or consolidation in substantially the same proportion such shareholders held the voting securities of the company immediately prior to the merger or consolidation;

         (ii) if any person or group (as used in section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 40% of (a) the shares of the Company's Class B Common Stock then outstanding or (b) the total voting power (other than in the election of directors) of all securities of the Company then outstanding; or

         (iii) if, during any period of twenty-four consecutive months, individuals who at the beginning of such period constitute the Board of Directors, and any new director whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason (other than death or disability) to constitute at least a majority thereof; or

         (iv) the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets, other than a liquidation of the Company into a wholly-owned subsidiary.

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